Employment Agreement
EMPLOYMENT AGREEMENT

between

Hirschmann Car Communication GmbH
Stuttgarter Str. 45 - 51
72654 Neckartenzlingen
- Company -

represented by

Hirschmann Industries GmbH
Stuttgarter Str. 45 - 51
72654 Neckartenzlingen

and

Mr. Ludwig Geis

- Mr. Geis - .

Sec. 1
Hiring and work

As of ~~April~~ February 1, 2007 [change initialed] Mr. Geis is appointed as General Manager of the Company and in this capacity reports to the CEO of the Hirschmann Group. The work location is Neckartenzligen. The relevant date for the calculation of seniority is ~~April~~ February 1, 2007 [change initialed].

The scope of responsibility for Mr. Geis encompasses complete responsibility for the direction of the Company of the Hirschmann Car Communication Group, particularly the products in the areas of antennae and TV tuners as well as the Operations area.

Sec. 2
Rights and Obligations

Mr. Geis will carry out his work for the Company in accordance with the provisions of this Employment Agreement, the articles of association, the by-laws for management, the general guidelines and directives of the shareholders’ meeting or those issued in individual cases and in compliance with the statutory provisions.

Mr. Geis is to devote his entire work capacity exclusively to the Company, safeguard its interests and in all matters pertaining to the Company, exercise the diligence of a conscientious businessman.

Sec. 3
Duration of the Agreement

The contractual relationship is concluded with a termination date of March 31, 2010. It shall be extended by 3 years at a time unless it is terminated with a notice period of one year to the end of a year.

The Company may dismiss Mr. Geis as manager at any time. The withdrawal of the appointment as General Manager shall simultaneously be deemed a termination of this Employment Agreement at the next permissible time.

Should the contractual relationship be terminated in the aforementioned cases or early, for serious cause, as of the end of the Agreement all reciprocal rights and obligations shall lapse with the exception of Sec. 13, “Secrecy” of this Agreement. If notice of the termination of the employment relationship is given, the Company shall have the right to irrevocably release Mr. Geis from performance of work at any time, under continued payment of the contractual drawings (target income). In the event of release Mr. Geis is entitled to end the contractual relationship early at any time, with a notice period of one month.

Sec. 4
Remuneration

The Company shall pay Mr. Geis as remuneration for his work an annual gross target income for a full fiscal year of

EUR 380.000, -p.a.
(in words: EUR three hundred eighty thousand p.a.)

the composition and payment of which are set forth below.

a)    The Company will pay Mr. Geis a fixed salary in the gross amount of EUR 228.000 (in words:
EUR two hundred twenty-eight thousand) in twelve same rates by 19.000    (in words: nineteen thousand) to the end of the month.

b)
Furthermore, for each fiscal year ended, Mr. Geis will receive a variable remuneration (bonus) that is paid out as of the end of the month in which the Company’s annual financial statements are determined. The bonus, consisting of two components dependent upon the achieving of the annual targets, is to be set each November for the following year.

(1)
The first component of the bonus is based on the targets agreed upon annually between the Company and Mr. Geis and if the annual targets are achieved, is a gross amount of EUR 102.000 (in words: EUR one hundred two thousand) for a full fiscal year. Should the agreed upon targets be exceeded or not achieved, this part of the bonus is to be increased or decreased in the stages set by a maximum of one half, i.e. in any event it will be EUR 51.000 (in words: EUR fifty-one [thou]sand) and may reach one and one half times, in such case EUR 153.000 (in words: EUR one hundred fifty-three thousand) in each case for a full fiscal year.

(2)
The second component of the bonus is based on the EBITDA realized annually and the cash flow of the HCC Group (consolidated) and, if the actual earnings reach the target earnings set (drawing basis), EUR 50.000 (in words: EUR fifty thousand) for a full fiscal year. If the planned target earnings are exceeded or not achieved, this part of the bonus is increased or decreased in the stages set by a maximum of its full amount, i.e. it ranges between 0 and EUR 100.000 (in words: EUR one hundred thousand) for a full fiscal year. This drawings basis may be expanded by additional parameters. On this see the separate determination and evaluation of the variable salary components pursuant to Appendix..

The agreement on targets is to be revised annually as a supplement to this Employment Agreement. The agreement on targets for the fiscal year 2007 including the resulting calculation of the variable remuneration, is attached to this Agreement as Appendix 1. For the fiscal year 2007 100% achievement of the target on a pro-rata temporis basis has been agreed upon.

The extra work needed to fulfill the duties assigned, as well as all work for other companies of the Hirschmann Group are covered by the total drawings. Any existing shop agreements in the Company or company regulations governing additional remuneration of whatever type, shall not apply for Mr. Geis or are covered by the total drawings in accordance with this Agreement.

Remuneration for the work as a member of a supervisory board, advisory board, board of directors or similar committee are set off against the salary entitlements (remuneration) if the company involved is part of the Hirschmann Group.

The assignment of salary entitlements to third parties is excluded.

The remuneration will be paid in a non-cash transfer to the account named by Mr. Geis.

Sec. 5
Assumption of apartment rent and flights home

For the duration of the maintenance of two households, the Company will grant Mr. Geis a monthly rent subsidy in the amount of EUR 500. Furthermore, the Company will assume the costs of flights home for Mr. Geis. As a separation allowance, the monetary value of this benefit is tax-free.

Sec. 6
Remuneration in the event of sickness or death

In the event of incapacity to work or other absence from work through no fault of his own, which Mr. Geis must immediately report to the Chairman of the Group Management, and which may have to be confirmed after three days by a medical certificate of incapacity to work, the Company will pay Mr. Geis the target income set forth in Sec. 4 Par. 1 (fixed salary and bonus) for the duration of six months, and the fixed salary set forth in Sec. 4 Par. 1 a) for an additional six months, but not beyond the duration of the employment relationship.

The Company’s payment will be reduced by any continued payments of salary from the statutory health insurance. In the event that there is private health insurance, the reduction is to be made based on the status of the comparable statutory health insurance.

In the event of death, the remuneration cited in Par. 1 will continue to be paid for the duration set forth therein, beginning with the end of the month of death, to those persons named as beneficiaries of support.

To the extent that based on his incapacity to work Mr. Geis has a claim against a third party for replacement of his drawings, he is to assign these to the Company up to the amount of the remuneration that continued to be paid to him. Mr. Geis will inform the Company without special request of the occurrence of the conditions for such a claim.

Sec. 7
Vacation

Mr. Geis is entitled to an annual vacation of 30 work days. Work days are all calendar days with the exception of Saturdays, Sundays and legal holidays at the Company’s registered office. Aside from that the entitlement to vacation is determined by the Company’s vacation policy. The respective date of the vacation is to be coordinated in a timely manner as part of the vacation planning with the Chairman of Group Management.

Sec. 8
Company car

The Company will provide Mr. Geis with a company car, which Mr. Geis may also use personally. The maximum net finance leasing installment to be borne by the Company is EUR 800. Mr. Geis is free to personally pay a leasing installment exceeding that amount. The personal share of the vehicle use is to be taxable to Mr. Geis pursuant to the respectively-applicable German tax guidelines as a benefit with monetary value, which will be taken into account in the salary calculation.

Sec. 9
Accident insurance

The Company will take out an insurance policy for Mr. Geis at its own expense, with the following coverage sums, which in the event of death are to be paid out to the heirs to be named:

EUR 1 million for death
EUR 2 million for disability

The parts of this additional benefit are to be taxable to Mr. Geis pursuant to the respectively-applicable German tax guidelines.

Sec. 10
Medical- and old-age pension

The Company will reimburse Mr. Geis for the costs of preventive medical examinations within the scope of the respectively-applicable company regulations.

The Company will reimburse Mr. Geis for half of the costs incurred for a private health insurance policy.

The Company is willing to give Mr. Geis an employee-financed pension commitment that is covered by a life insurance policy taken out in favor of Mr. Geis, and financed from shares in the remuneration that Mr. Geis waives in advance.

Sec. 11
Compensation for travel costs

Mr. Geis will be compensated for costs incurred by him through business trips occasioned by his work for the Company, based on the respectively-applicable determinations of the Company and the respectively-applicable German tax guidelines. Business trips to non-European countries are to be coordinated in advance with the Chairman of the Group Management.

Sec. 12
Ancillary work and publications

Without prior consent of the sole shareholder, Mr. Geis is not permitted to take on any ancillary work for pay; this also includes media work. Mr. Geis may not do any commercial or freelance work, nor may he execute transactions in the area in which the Hirschmann Group is active, either for his own account or for the account of another, nor may he hold an active interest in other companies or work at another company as a member of a supervisory board or in any other manner. The acceptance of honorary offices for which there is no statutory obligation also needs the consent of the sole shareholder.

Sec. 13
Secrecy

For the duration of the employment relationship and after its end, Mr. Geis must maintain secrecy concerning this Agreement and furthermore concerning all the Company’s matters, as well as those of the Hirschmann Group, and must see to it that other Company employees become aware of it only to the extent necessary to fulfill their duties. The duty of secrecy shall also apply in the personal sphere and after leaving the Company.

Records of any type, including in particular calculations, sketches, drawings, documents, printed matter, even if they appear without value, shall remain the property of the Company, irrespective of the copyright or identity of the author.

The publication and duplication of Company-related records, along with presentations on an area in which the Hirschmann Group is active, particularly on designs, manufacturing methods, market and business relationships require, in addition to the customary notifications of such information in the course of the Company’s regular business relationships, the explicit consent of the Chairman of Management.

Sec. 14
Employee inventions

Mr. Geis will inform the Company of inventions, proprietary rights and applications for proprietary rights that he may have, in whole or in part. Anything that Mr. Geis invents for the duration of the employment relationship and that, in the Company’s judgment, falls within its sphere of interest or may be included therein, is the property of the Company. The statutory provisions concerning employee inventions shall not apply to anything invented during the employment relationship. These inventions are covered by the total remuneration.

Sec. 15
Change in personal circumstances

Any change of address or in personal circumstances is to be indicated immediately by Mr. Geis, to the extent that it is of significance to the contractual relationship. Should disadvantages result from a delayed or omitted notice, these are to be the responsibility of Mr. Geis.

Sec. 16
Processing of personal data

Within the scope of the purpose of this Agreement, Mr. Geis grants permission for the processing of personal data (storage, transfer, modification) in accordance with the provision of the Federal Data Protection Act.

Sec. 17
Final provisions

At the end of the contractual relationship, Mr. Geis is obliged to surrender to the company, to be received by designated persons, all business matters handled by him personally, stocks, money, books, written documents, etc. Mr. Geis agrees that at the end of the contractual relationship he will resign from all honorary offices assumed by him in connection with the work for the Company and will express to the companies or institutions concerned that the Company reserves the right to name another representative of the Company to fill the offices formerly held by him.

Should any provision of this Agreement, for any reason, be or become legally invalid in whole or in part, this shall not adversely affect the validity of the remaining contractual provisions. Instead, the legally invalid provision is to be replaced by a valid stipulation that largely incorporates the intent of the contractual parties as it was to have been expressed in the invalid provision. The same shall apply to any gap in the Agreement.

Amendments and supplements to the Agreement, including this provision, require written form to be valid.

This Agreement is governed by the law of the Federal Republic of Germany.

The place of performance is Neckartenzlingen.

This Agreement is signed in two copies. By his signature Mr. Geis confirms having received one copy signed by the Company.

Neckartenzlingen, date October 10, 2006

[signature]                            [signature]
Hirschmann Car Communication GmbH                Ludwig Geis
Represented by Hirschmann Industries GmbH
represented by the General Manager Reinhard Sitzmann

Appendix 1:    Agreement on targets for fiscal year 2007

Appendix 1

Determination and Evaluation
of the Variable Salary Share
for 2007

Name:         Ludwig Geis
Department:    Chairman of the General Manager Hirschmann Car Communication GmbH

Fixed salary:    € 228,000.00
Target salary:    € 380,000.00
Minimum:    € 279,000.00
Maximum:    € 481,000.00

	Variable share at 100%	€ 152,000.00		Achieved as of end of 2007
EB1	Minimum Maximum	€ 102,000.00 € 51,000.00 € 153,000.00
EB2	100% Minimum Maximum	€ 50,000.00 € 0.00 € 100,000.00

EB1	EBITDA HCC NT	€ 51,000.00 € 25,500.00 € 76,500.00	at at at
EB1	Working Capital HCC Group	€ 51,000.00 € 25,500.00 € 76,500.00	at at at
EB2	EBITDA HCC Group	€ 25,000.00 € 0.00 € 50,000.00	at at at
EB2	Pre-tax cash flow II HCC Group	€ 25,000.00 € 0.00 € 50,000.00	at at at

Agrees to the determination of the goals:     yes / no

Neckartenzlingen, date …………………….

_________________________________________________
Ludwig Geis                Reinhard Sitzmann

________________________________________________________________________________

Agrees to the evaluation of the goals:         yes / no

Neckartenzlingen, date …………………….

_________________________________________________
Ludwig Geis                Reinhard Sitzmann

Supplementary Agreement

Between

Hirschmann Industries GmbH
Stuttgarter Str. 45 - 51
72654 Neckartenzlingen
represented by the sole shareholder
- hereinafter called Company -

and

Mr. Ludwig Geis
residing at Binderstrasse 14, 31141 Hildesheim

This agreement is concluded as a supplement to the Employment Agreement dated [illegible handwritten date]

If within the scope of the planned sale of the Hirschmann Group an industrial partner should emerge as investor, or if upon the partial sale of Hirschmann Car Communication GmbH Division, an industrial partner instead of a private equity partner emerges, then Mr. Ludwig Geis shall have the unilateral option, as of the signing of the Employment Agreement, to terminate it in writing with a notice period of two weeks. The right to extraordinary termination shall exist up to and including December 31, 2007.
Both Parties hereby agree to assess the circumstances in this respect by mutual agreement by the end of the year. Should this not be possible for transactional reasons by December 31, 2006, the latest date for a decision is January 31, 2007.

Neckartenzlingen    [handwritten date: October 10, 2006]

[signature]                    [signature]
Reinhard Sitzmann                 Ludwig Geis

Hirschmann Car Communication GmbH
represented by Hirschmann Industries GmbH
as sole shareholder